                          DISCOVER CARD MASTER TRUST I

                     CREDIT CARD PASS-THROUGH CERTIFICATES

                                TERMS AGREEMENT

                            Dated: December 8, 2000

To: Discover Bank, as Seller under the Pooling and Servicing Agreement, as amended, dated as of October 1, 1993.

Re: Underwriting Agreement dated June 9, 2000

Title: Discover Card Master Trust I, Series 2000-9, Credit Card Pass-Through Certificates, Class A and Class B.

Initial Principal Amount of Certificates: $526,316,000

Series and Class Designation Schedule: Discover Card Master Trust I, Series 2000-9 $500,000,000 6.35% Class A Credit Card Pass-Through Certificates.

Discover Card Master Trust I, Series 2000-9 $26,316,000 Floating Rate Class B Credit Card Pass-Through Certificates.

Series Cut-Off Date: December 1, 2000

Certificate Rating: Moody's Investors         Standard & Poor's
                    Service, Inc.             Ratings Services

Class A             Aaa                       AAA
Class B             A2                        A

Aggregate outstanding balance of Receivables as of December 1, 2000:
$33,817,556,119.54.

Date of Series Supplement: December 19, 2000.

Certificate Rate: Class A: 6.35% per annum; and Class B: One-month LIBOR plus 0.42% per annum.

Terms of Sale: The purchase price for the Certificates to the Underwriters will be 99.57282% of the aggregate principal amount of the Class A Certificates and 99.725% of the aggregate principal amount of the Class B Certificates as of December 19, 2000. The Underwriters will offer the Certificates to the public at a price equal to 99.82282% of the aggregate principal amount of the Class A Certificates and 100.00% of the aggregate principal amount of the Class B Certificates.


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Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on December 19, 2000, or
at such other time as may be agreed upon in writing.


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                  Notwithstanding anything in the Agreement or in this Terms
Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Series 2000-9 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

                               Very truly yours,

                               MORGAN STANLEY & CO. INCORPORATED
                               As Representative of the
                               Underwriters named in
                               Schedule I hereto


                               By: /s/ James P. Fadel
                                   -----------------------------
Accepted:

DISCOVER BANK


By:  /s/ Michael F. Rickert
     ----------------------



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                                   SCHEDULE I

                                  UNDERWRITERS

$500,000,000 6.35% Class A Credit Card Pass-Through Certificates, Series 2000-9

                                                             Principal Amount
                                                             ----------------
Morgan Stanley & Co. Incorporated                              $450,000,000
ABN AMRO Incorporated                                           $12,500,000
Banc of America Securities LLC                                  $12,500,000
Barclays Capital Inc.                                           $12,500,000
Dresdner Kleinwort Benson North America LLC                     $12,500,000
Total                                                          $500,000,000
                                                               ============

$26,316,000 Floating Rate Class B Credit Card Pass-Through Certificates, Series 2000-9

                                                             Principal Amount
                                                             ----------------
Morgan Stanley & Co. Incorporated                              $ 26,316,000
